Exhibit 99.1

Investor Relations

News from Aon

Aon Reports First Quarter 2022 Results

First Quarter Key Metrics
•Total revenue increased 4% to $3.7 billion, including organic revenue growth of 8%
•Operating margin increased 190 basis points to 37.2%, and operating margin, adjusted for certain items, increased 60 basis points to 38.0%
•EPS increased 18% to $4.73, and EPS, adjusted for certain items, increased 13% to $4.83
•For the first three months of 2022, cash flows from operations decreased 17% to $463 million, and free cash flow decreased 17% to $440 million

First Quarter Highlights
•Repurchased 2.8 million class A ordinary shares for approximately $0.8 billion
•Announced $7.5 billion increase in share repurchase authorization and 10% increase to quarterly cash dividend
•Announced the acquisition of actuarial software platform Tyche, expanding Aon's existing capital modeling capabilities to help re/insurer clients rethink access to capital and make better business decisions
•Named to Fast Company’s annual list of the World’s Most Innovative Companies, based on Aon’s approach to valuing intangible assets in Intellectual Property Solutions

DUBLIN - April 29, 2022 - Aon plc (NYSE: AON) today reported results for the three months ended March 31, 2022.

Net income attributable to Aon shareholders increased 12% to $1,023 million, or $4.73 per share on a diluted basis, compared to $913 million, or $4.00 per share, in the prior year period. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 13% to $4.83 on a diluted basis, including an unfavorable impact of $0.19 per share if prior year period results were translated at current period foreign exchange rates (“foreign currency translation”), compared to $4.28 in the prior year period. Certain items that impacted first quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 10 of this press release.

“In the first quarter, our team delivered strong financial results with 8% organic revenue growth, operating margin expansion of 60 basis points to 38.0%, and EPS growth of 13%,” said Greg Case, Chief Executive Officer. “Our performance demonstrates how increasing global volatility has further reinforced the relevance of our Aon United strategy. In the face of rising complexity and uncertainty, our colleagues will continue to employ the advanced analytics and underlying technology of our Aon Business Services platform to identify areas of unmet need, improve service standards, and accelerate delivery of new solutions that provide clients the clarity and confidence they need to protect and grow their business.”

FIRST QUARTER 2022 FINANCIAL SUMMARY

Total revenue in the first quarter increased 4% to $3.7 billion compared to the prior year period driven by 8% organic revenue growth, partially offset by a 3% unfavorable impact from foreign currency translation and a 1% unfavorable impact from acquisitions, divestitures, and other.

Total operating expenses in the first quarter increased 1% to $2.3 billion compared to the prior year period due primarily to an increase in expense associated with 8% organic revenue growth and investments in long-term growth, partially offset by a $43 million favorable impact from foreign currency translation and a $35 million decrease in transaction costs.

Foreign currency translation in the first quarter had a $41 million, or $0.19 per share, unfavorable impact on U.S. GAAP net income and a $42 million, or $0.19 per share, unfavorable impact on adjusted net income. If currency were to remain stable at today’s rates, the Company would expect an unfavorable impact of approximately $0.08 per share, or an approximately $24 million decrease in operating income, in the second quarter of 2022.

Effective tax rate used in the Company’s U.S. GAAP financial statements in the first quarter was 19.6%, compared to 20.1% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate was 19.7% in both periods. The current period and the prior year period include a net favorable impact from certain discrete items.

Weighted average diluted shares outstanding decreased to 216.4 million in the first quarter compared to 228.1 million in the prior year period. The Company repurchased 2.8 million Class A Ordinary Shares for approximately $0.8 billion in the first quarter. As of March 31, 2022, the Company had approximately $8.4 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2022 CASH FLOW SUMMARY
Cash flows provided by operations for the first three months of 2022 decreased $98 million, or 17%, to $463 million compared to the prior year period, primarily due to higher incentive compensation payments following strong performance in 2021, partially offset by strong operating income growth.

Free cash flow, defined as cash flows from operations less capital expenditures, decreased 17%, to $440 million for the first three months of 2022 compared to the prior year period, reflecting a decrease in cash flows from operations, partially offset by a $6 million decrease in capital expenditures.

FIRST QUARTER 2022 REVENUE REVIEW
The first quarter revenue reviews provided below include supplemental information related to organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 9 of this press release.

	Three Months Ended March 31,
(millions)	2022	2021	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,719	$1,640	5%	(3)%	—%	(1)%	9%
Reinsurance Solutions	976	922	6	(2)	—	1	7
Health Solutions	638	615	4	(3)	—	(1)	8
Wealth Solutions	345	355	(3)	(2)	—	(1)	—
Eliminations	(8)	(7)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,670	$3,525	4%	(3)%	—%	(1)%	8%

Total revenue increased $145 million, or 4%, to $3,670 million compared to the prior year period, including organic revenue growth of 8%, driven by ongoing strong retention and net new business generation.

Commercial Risk Solutions organic revenue growth of 9% reflects growth across every major geography, driven by strong retention, new business generation, and management of the renewal book portfolio. Strength in retail brokerage was highlighted by double-digit growth in the U.S., Canada, Asia, and the Pacific, driven by continued strength in core P&C, as well as strong growth in construction and project-related work. Results also reflect solid growth globally in the affinity business across both consumer and business solutions, including growth in the travel and events practice. On average globally, exposures and pricing were modestly positive, resulting in a modestly positive market impact.
Reinsurance Solutions organic revenue growth of 7% reflects strong growth in treaty, driven by strong retention and continued net new business generation, as well as strong growth in facultative placements and double-digit growth in capital markets transactions. Market impact was modestly positive on results in the quarter.

Health Solutions organic revenue growth of 8% reflects strong growth globally in core health and benefits brokerage, driven by strong retention and management of the renewal book portfolio. Strength in health and benefits brokerage included solid growth in project-related work, driven by advisory work related to wellbeing and resilience. Results also reflect double-digit growth in Consumer Benefit Solutions and double-digit growth in Human Capital, driven by rewards and advisory solutions.

Wealth Solutions organic revenue growth was flat overall. Growth in Retirement was flat, driven by modest growth in the core portion of the business, partially offset by a modest decline in project-related work. Investments grew modestly driven by new business generation and project-related work.

FIRST QUARTER 2022 EXPENSE REVIEW

	Three Months Ended March 31,
(millions)	2022	2021	$ Change	% Change
Expenses
Compensation and benefits	$1,767	$1,719	$48	3%
Information technology	123	114	9	8
Premises	72	77	(5)	(6)
Depreciation of fixed assets	38	41	(3)	(7)
Amortization and impairment of intangible assets	28	40	(12)	(30)
Other general expense	275	289	(14)	(5)
Total operating expenses	$2,303	$2,280	$23	1%

Compensation and benefits expense increased $48 million, or 3%, compared to the prior year period due primarily to an increase in expense associated with 8% organic revenue growth, partially offset by a $37 million favorable impact from foreign currency translation.

Information technology expense increased $9 million, or 8%, compared to the prior year period due primarily to an increase in expense associated with 8% organic revenue growth, partially offset by a $2 million favorable impact from foreign currency translation.

Premises expense decreased $5 million, or 6%, compared to the prior year period due primarily to a reduction in rent expense associated with our Smart Working strategy, which gives colleagues flexibility in where they work.

Depreciation of fixed assets decreased $3 million, or 7%, compared to the prior year period.

Amortization and impairment of intangible assets decreased $12 million, or 30%, compared to the prior year period.

Other general expenses decreased $14 million, or 5%, compared to the prior year period due primarily to a $35 million decrease in transaction costs, partially offset by an increase in expense associated with 8% organic revenue growth and an increase in travel and entertainment expense.

FIRST QUARTER 2022 INCOME SUMMARY
Certain noteworthy items impacted adjusted operating income and adjusted operating margins in the first quarters of 2022 and 2021, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended March 31,
(millions)	2022	2021	% Change
Revenue	$3,670	$3,525	4%
Expenses	2,303	2,280	1
Operating income	$1,367	$1,245	10%
Operating margin	37.2%	35.3%
Operating income - as adjusted	$1,395	$1,320	6%
Operating margin - as adjusted	38.0%	37.4%

Operating income increased 10% to $1,367 million and operating margin increased 190 basis points to 37.2% compared to the prior year period. Operating income, adjusted for certain items increased $75 million, or 6%, and operating margin, adjusted for certain items, increased 60 basis points to 38.0%, each compared to the prior year period. These metrics primarily reflect strong organic revenue growth, partially offset by expense growth and investments in long-term growth.

Interest income was flat compared to the prior year period. Interest expense increased $12 million to $91 million compared to the prior year period, reflecting higher outstanding term debt. Other pension expense was $3 million, compared to $6 million of income in the prior year period. Other income was $28 million, compared to $8 million of Other expense in the prior year period, primarily reflecting a gain on sale of a business in Wealth Solutions.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, April 29, 2022 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Our colleagues provide our clients in over 120 countries with advice and solutions that give them the clarity and confidence to make better decisions to protect and grow their business.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations and the uncertainty surrounding the COVID-19 pandemic. All statements, other than statements of historical facts that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, and references to future successes, are forward-looking statements. Also, when Aon uses the words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential” “probably”, “project”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: changes in the competitive environment or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including U.S. tax reform; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of of legal proceedings and other contingencies, including those arising from acquisition or disposition transactions, errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world, including the withdrawal of the U.K. from the European Union; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with Aon’s global operations, including impacts from military conflicts or political instability, such as the ongoing Russian war in Ukraine; the effects of natural or man-made disasters, including the effects of the COVID-19 and other health pandemics and the impacts of climate change; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting damage to our reputation; Aon’s ability to develop, implement, update and enhance new technology; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon is exposed to certain risks, including lawsuits, related to actions Aon may take in being responsible for making decisions on behalf of clients in Aon’s investment consulting business or in other advisory services that Aon currently provides, or may provide in the future; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; adverse effects on the market price of Aon’s securities and/or operating results.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period, particularly in light of the continuing effects of the COVID-19 pandemic. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2021 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, and adjusted earnings per share that exclude the effects of intangible asset amortization and impairment, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact is determined by translating last year’s revenue, expense, or net income at this year’s foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with expenses for estimated intangible asset amortization and impairment, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Nadine Youssef
+1 312-381-3310	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(millions, except per share data)	2022	2021	% Change
Revenue
Total revenue	$3,670	$3,525	4%
Expenses
Compensation and benefits	1,767	1,719	3%
Information technology	123	114	8%
Premises	72	77	(6)%
Depreciation of fixed assets	38	41	(7)%
Amortization and impairment of intangible assets	28	40	(30)%
Other general expense	275	289	(5)%
Total operating expenses	2,303	2,280	1%
Operating income	1,367	1,245	10%
Interest income	3	3	—%
Interest expense	(91)	(79)	15%
Other income (expense)	25	(2)	1,350%
Income before income taxes	1,304	1,167	12%
Income tax expense (1)	256	234	9%
Net income	1,048	933	12%
Less: Net income attributable to noncontrolling interests	25	20	25%
Net income attributable to Aon shareholders	$1,023	$913	12%

Basic net income per share attributable to Aon shareholders	$4.75	$4.02	18%
Diluted net income per share attributable to Aon shareholders	$4.73	$4.00	18%
Weighted average ordinary shares outstanding - basic	215.3	227.1	(5)%
Weighted average ordinary shares outstanding - diluted	216.4	228.1	(5)%
(1)The effective tax rate was 19.6% and 20.1% for the three months ended March 31, 2022 and 2021, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended March 31,
(millions)	2022	2021	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$1,719	$1,640	5%	(3)%	—%	(1)%	9%
Reinsurance Solutions	976	922	6	(2)	—	1	7
Health Solutions	638	615	4	(3)	—	(1)	8
Wealth Solutions	345	355	(3)	(2)	—	(1)	—
Elimination	(8)	(7)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,670	$3,525	4%	(3)%	—%	(1)%	8%
(1)Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended March 31, 2022 and 2021 was $2 million in each period.
(3)Organic revenue growth includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flows (Unaudited)

	Three Months Ended March 31,
(millions)	2022	2021	% Change
Cash Provided by Operating Activities	$463	$561	(17)%
Capital Expenditures	(23)	(29)	(21)%
Free Cash Flows (1)	$440	$532	(17)%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended March 31,
(millions, except percentages)	2022	2021	% Change
Revenue	$3,670	$3,525	4%

Operating income	$1,367	$1,245	10%
Amortization and impairment of intangible assets	28	40
Transaction costs and other charges related to the combination and resulting termination (2)	—	35
Operating income - as adjusted	$1,395	$1,320	6%
Operating margin	37.2%	35.3%
Operating margin - as adjusted	38.0%	37.4%

	Three Months Ended March 31,
(millions, except percentages)	2022	2021	% Change
Operating income - as adjusted	$1,395	$1,320	6%
Interest income	3	3	—%
Interest expense	(91)	(79)	15%
Other income (expense):
Other income (expense) - pensions - as adjusted	(3)	6	(150)%
Other income (expense) - other	28	(8)	450%
Total Other income (expense) - as adjusted	25	(2)	1,350%
Income before income taxes - as adjusted	1,332	1,242	7%
Income tax expense (3)	262	245	7%
Net income - as adjusted	1,070	997	7%
Less: Net income attributable to noncontrolling interests	25	20	25%
Net income attributable to Aon shareholders - as adjusted	$1,045	$977	7%
Diluted net income per share attributable to Aon shareholders - as adjusted	$4.83	$4.28	13%
Weighted average ordinary shares outstanding - diluted	216.4	228.1	(5)%
Effective Tax Rates (3)
U.S. GAAP	19.6%	20.1%
Non-GAAP	19.7%	19.7%
(1)Certain noteworthy items impacting operating income in the three months ended March 31, 2022 and 2021 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)As part of the terminated combination with WTW, certain transaction costs were incurred by the Company through the third quarter of 2021. These costs may include advisory, legal, accounting, valuation, and other professional or consulting fees related to the combination, including planned divestitures that have been terminated, as well as certain compensation expenses and expenses related to further steps on our Aon United operating model as a result of the termination.
(3)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with certain transaction costs and other charges related to the combination and resulting termination, which are adjusted at the related jurisdictional rate.

Aon plc
Condensed Consolidated Statements of Financial Position

	As of
	(Unaudited)
(millions)	March 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$595	$544
Short-term investments	455	292
Receivables, net	3,625	3,094
Fiduciary assets (1)	15,277	14,386
Other current assets	593	716
Total current assets	20,545	19,032
Goodwill	8,496	8,434
Intangible assets, net	530	492
Fixed assets, net	515	529
Operating lease right-of-use assets	754	786
Deferred tax assets	770	766
Prepaid pension	1,361	1,366
Other non-current assets	520	512
Total assets	$33,491	$31,917

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,728	$2,192
Short-term debt and current portion of long-term debt	599	1,164
Fiduciary liabilities	15,277	14,386
Other current liabilities	1,585	1,331
Total current liabilities	19,189	19,073
Long-term debt	9,685	8,228
Non-current operating lease liabilities	736	772
Deferred tax liabilities	399	401
Pension, other postretirement, and postemployment liabilities	1,320	1,375
Other non-current liabilities	871	910
Total liabilities	32,200	30,759

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	6,627	6,624
Accumulated deficit	(1,609)	(1,694)
Accumulated other comprehensive loss	(3,843)	(3,871)
Total Aon shareholders' equity	1,177	1,061
Noncontrolling interests	114	97
Total equity	1,291	1,158
Total liabilities and equity	$33,491	$31,917
(1)Includes cash and short-term investments of $6,700 million and $6,101 million for the periods ended March 31, 2022 and December 31, 2021, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(millions)	2022	2021
Cash flows from operating activities
Net income	$1,048	$933
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	(25)	—
Depreciation of fixed assets	38	41
Amortization and impairment of intangible assets	28	40
Share-based compensation expense	119	131
Deferred income taxes	(18)	19
Change in assets and liabilities:
Receivables, net	(544)	(485)
Accounts payable and accrued liabilities	(449)	(356)
Current income taxes	153	142
Pension, other postretirement and postemployment liabilities	(27)	(59)
Other assets and liabilities	140	155
Cash provided by operating activities	463	561
Cash flows from investing activities
Proceeds from investments	45	11
Payments for investments	(9)	(18)
Net sales (purchases) of short-term investments - non fiduciary	(164)	138
Acquisition of businesses, net of cash and funds held on behalf of clients	(134)	—
Sale of businesses, net of cash and funds held on behalf of clients	22	—
Capital expenditures	(23)	(29)
Cash provided by (used for) investing activities	(263)	102
Cash flows from financing activities
Share repurchase	(828)	(50)
Issuance of shares for employee benefit plans	(116)	(87)
Issuance of debt	3,128	250
Repayment of debt	(2,208)	(650)
Increase in fiduciary liabilities, net of fiduciary receivables	647	28
Cash dividends to shareholders	(110)	(104)
Noncontrolling interests and other financing activities	(13)	(68)
Cash provided by (used for) financing activities	500	(681)
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	(50)	(34)
Net increase (decrease) in cash and cash equivalents and funds held on behalf of clients	650	(52)
Cash, cash equivalents and funds held on behalf of clients at beginning of period	6,645	6,573
Cash, cash equivalents and funds held on behalf of clients at end of period	$7,295	$6,521
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$595	$822
Funds held on behalf of clients	6,700	5,699
Total cash and cash equivalents and funds held on behalf of clients	$7,295	$6,521